Filed Pursuant to Rule 433

Registration No. 333-202354

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES M

$500,000,000

FLOATING RATE SENIOR NOTES, DUE JANUARY 2022

FINAL TERM SHEET

Dated January 18, 2018

Issuer:	Bank of America Corporation

Ratings of this Series:	A3 (Moody’s)/A- (S&P)/A (Fitch)

Title of the Series:	Floating Rate Senior Notes, due January 2022 (the “Notes”)

Aggregate Principal Amount Initially Being Issued:	$500,000,000

Issue Price:	100%

Trade Date:	January 18, 2018

Settlement Date:	January 23, 2018 (T+3)

Maturity Date:	January 23, 2022

Ranking:	Senior

Minimum Denominations:	$2,000 and multiples of $1,000 in excess of $2,000

Day Count Fraction:	Actual/360

Base Rate:	Three-Month LIBOR (Reuters Page LIBOR01)

Index Maturity:	90 days

Spread:	38 basis points

Interest Payment Dates and Interest Reset Dates:	January 23, April 23, July 23 and October 23 of each year, beginning April 23, 2018, subject to adjustment in accordance with the modified following business day convention (adjusted).

Interest Periods:	Quarterly

Interest Determination Dates:	Second London banking day prior to applicable Interest Reset Date

Listing:	None

Lead Manager and Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:

ABN AMRO Securities (USA) LLC

ANZ Securities, Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

BBVA Securities Inc.

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

CIBC World Markets Corp.

Commonwealth Bank of Australia

Credit Agricole Securities (USA) Inc.

Danske Markets Inc.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

ING Financial Markets LLC

Lloyds Securities Inc.

Mizuho Securities USA LLC

nabSecurities, LLC

Natixis Securities Americas LLC

Rabo Securities USA, Inc.

RBC Capital Markets, LLC

RBS Securities Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

The Huntington Investment Company

UniCredit Capital Markets LLC

Westpac Capital Markets, LLC

Junior Co-Managers:	Blaylock Van, LLC Loop Capital Markets LLC Multi-Bank Securities, Inc. Siebert Cisneros Shank & Co., L.L.C.

CUSIP:	06051GGX1

ISIN:	US06051GGX16

Concurrent Offerings:

$1,500,000,000 2.738% Fixed/Floating Rate Senior Notes, due January 2022

$2,000,000,000 3.366% Fixed/Floating Rate Senior Notes, due January 2026

$1,250,000,000 3.946% Fixed/Floating Rate Senior Notes, due January 2049

The settlement of the Notes is not contingent on the settlement of any of the concurrent offerings.

Optional Redemption:

The Issuer may redeem the Notes, at its option, in whole, but not in part, on January 23, 2021 upon at least 10 business days’ but not more than 60 calendar days’ prior written notice to holders of the Notes, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

Notwithstanding the foregoing, any interest on Notes being redeemed that is due and payable on an Interest Payment Date falling on or prior to a redemption date for such Notes will be payable on such Interest Payment Date to holders of such Notes being redeemed as of the close of business on the relevant record date according to the terms of the Notes and the Senior Indenture.

Unless the Issuer defaults on payment of the redemption price, interest will cease to accrue on the Notes on the redemption date.

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a pricing supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.